UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: September 13, 2023

(Date of earliest event reported)

TITAN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13341	94-3171940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

650-244-4990

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TTNP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This amendment to the Current Report on Form 8-K filed by Titan Pharmaceuticals, Inc. (“Titan” or the “Company”) on September 18, 2023 is being filed to amend certain disclosures regarding the Certificate of Designations, Preferences and Rights of Series AA Convertible Preferred Stock. No other changes have been made to the Form 8-K.

Item 1.01.	Entry into a Material Definitive Agreement.

Private Placement and Purchase Agreement

On September 13, 2023, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with The Sire Group Ltd. (“Sire Group” or the “Investor”), pursuant to which the Company has agreed to issue 950,000 shares of Series AA Convertible Preferred Stock, par value $0.001 per share (the “Series AA Preferred Stock”) to the Investor at a price of $10.00 per share, for an aggregate purchase price of $9,500,000 (the “Private Placement”). The purchase price consists of (i) $5 million in cash at closing and (ii) $4.5 million in the form of a promissory note from Sire Group, personally guaranteed by a principal of Sire Group, due and payable on September 23, 2023, subject to two 10-day extensions which include additional payments of $50,000 for each extension. The terms, rights, obligations and preferences of the Series AA Preferred Stock are set forth in a Certificate of Designations, Preferences and Rights of Series AA Convertible Preferred Stock of the Company (the “Certificate of Designations”), filed with the Secretary of State of the State of Delaware on September 13, 2023. Copies of the form of Purchase Agreement and the Certificate of Designations are attached hereto as Exhibits 10.1 and 4.1, respectively, and are incorporated herein by reference.

Under the Certificate of Designations, each share of Series AA Preferred Stock will be convertible, at the holder’s option at any time, into shares of the Company’s common stock at a conversion rate equal to the quotient of (i) the stated value of such share divided by (ii) the initial conversion price of $0.466, subject to specified adjustments as set forth in the Certificate of Designations. Based on the initial conversion rate, approximately 20,386,266 shares of the Company’s common stock would be issuable upon conversion of all the shares of Series AA Preferred Stock, when issued, assuming the absence of in-kind dividends. The Series AA Preferred Stock will contain limitations that prevent the Investor from acquiring the lower of either (i) the maximum percentage of common stock permissible under the rules and regulations of The Nasdaq Stock Market (“Nasdaq”) without first obtaining shareholder approval or (ii) 19.99% of the Company’s outstanding common stock.

The holder of the Series AA Preferred Stock is entitled to receive dividends on shares of the Series AA Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the common stock. No other dividends will be paid on shares of the Series AA Preferred Stock. Any shares of Series AA Preferred Stock may, at the option of the holder, be converted at any time into that number of shares of common stock at the conversion price set forth above. Without approval of holders of a majority of the outstanding Series AA Preferred Stock, the Company may not (a) alter or adversely change the powers, preferences or rights given to the Series AA Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series AA Preferred Stock, (c) increase the number of authorized shares of the Series AA Preferred Stock, (d) enter into or consummate any Fundamental Transaction (as defined in the Certificate of Designations), or (e) enter into any agreement with respect to any of the foregoing. In the event of any liquidation, dissolution or winding up of the Company, the holder of the Series AA Preferred Stock will be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of common stock would receive if the Series AA Preferred Stock were fully converted to common stock, which amounts shall be paid pari passu with all holders of common stock. The foregoing description provides a summary of certain material terms of the Series AA Preferred Stock issued pursuant to the Purchase Agreement, as set forth in Certificate of Designations, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The shares sold in the Private Placement do not involve a public offering and have not been registered under the Securities Act of 1933, as amended, in reliance on Regulation S thereunder.

Registration Rights Agreement

In connection with the Private Placement, the Company entered into a registration rights agreement with the Investor (the “Registration Rights Agreement”) pursuant to which the Company has agreed to provide certain registration rights upon the occurrence of certain events set forth in the Registration Rights Agreement. The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the Registration Rights Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, in March 2023, the Company received a letter from the Listing Qualifications staff (the “Staff”) of Nasdaq notifying the Company that it is no longer in compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed companies to maintain a minimum bid price of $1.00 per share. The letter noted that the bid price of the Company’s common stock was below $1.00 for the 30-day period ending March 15, 2023. The notification letter had no immediate effect on the Company’s listing on The Nasdaq Capital Market. In accordance with Listing Rule 5810(c)(3)(A), Nasdaq provided the Company with 180 days, or until September 12, 2023, to regain compliance with the minimum bid price requirement by having a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days.

On September 13, 2023, the Company received a determination letter (the “Determination Letter”) from the Staff stating that it had not regained compliance with Listing Rule 5550(a)(2) and is not eligible for a second 180 day period to regain compliance. Unless the Company requests an appeal of this determination, the trading of the Company’s common stock will be suspended at the opening of business on September 22, 2023, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

In addition, as previously disclosed, on April 5, 2023, the Company received a notice from the Staff notifying the Company that the Company’s stockholders’ equity, as reported in its Annual Report on Form 10-K for the period ended December 31, 2022, did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(b)(1) for The Nasdaq Capital Market, which requires that a listed company’s stockholders’ equity be at least $2,500,000 (the “Equity Rule”). Based on the Company’s representations, on June 5, 2023, the Staff granted the Company an extension until October 2, 2023 to regain compliance with the Equity Rule. However, the Staff indicated in the Determination Letter that, pursuant to Listing Rule 5810(d)(2), this deficiency serves as an additional and separate basis for delisting, and as such, the Company should address its non-compliance with the Equity Rule before a Hearings Panel (the “Panel”) if it appeals the Staff’s determination.

The Company intends to appeal Nasdaq’s determination to a Panel pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series to stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision. The Company intends to evaluate all available options to resolve the deficiency, including taking steps to effect a reverse stock split as necessary. Hearings are typically scheduled to occur approximately 30-45 days after the date of the hearing request. At the Panel hearing, the Company intends to present a plan to regain compliance with both the minimum bid price requirement and the Equity Rule. In particular, the Company believes that as a result of the Private Placement as well as its previously disclosed sale of certain ProNeura assets on September 1, 2023, it is now in compliance with the Equity Rule.

There can be no assurance that the Company’s plan will be accepted by the Panel or that, if it is, the Company will be able to regain compliance with the applicable Nasdaq listing requirements, or that a Panel will stay the suspension of the Company’s securities. If the Company’s securities are delisted from Nasdaq, it could be more difficult to buy or sell the Company’s common stock or to obtain accurate quotations, and the price of the Company’s common stock could suffer a material decline. Delisting could also impair the Company’s ability to raise capital and/or trigger defaults and penalties under outstanding agreements or securities of the Company.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Purchase Agreement, David Lazar and Peter Chasey submitted their resignations from the Company’s Board of Directors, which resignations are effective immediately upon the appointment of two replacement directors to fill the vacancies. The resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices. Mr. Lazar will remain with the Company as Chief Executive Officer.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Certificate of Designations, Preferences and Rights of Series AA Convertible Preferred Stock.
10.1	Form of Securities Purchase Agreement, dated as of September 13, 2023, by and among the Company and The Sire Group Ltd.
10.2	Form of Registration Rights Agreement, dated as of September 13, 2023, by and among the Company and The Sire Group Ltd.
104	Cover Page Interactive Data (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN PHARMACEUTICALS, INC.

By:	/s/ David E. Lazar
David E. Lazar Chief Executive Officer

Date: September 19, 2023

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